Exhibit 99.(h)(73)

Calamos RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of December 13, 2023, between each Acquiring Fund, severally and not jointly, (each, an “Acquiring Fund”), and each Acquired Fund, severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund(s), the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)  In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)  Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide reasonable advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund, and current level of investments in the Acquired Fund.

(iv) Additional notice.

1.	Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined in the 1940 Act) that is: (1) a broker-dealer, (2) a broker-dealer or bank that borrows securities as part of a securities lending program, or (3) a futures commission merchant or swap dealer, will: (A) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (B) notify an Acquired Fund promptly if the Acquiring Fund holds 5% or more such Acquired Fund’s total outstanding voting securities and has not previously provided notice of such position and affiliation to the Acquired Fund under this Section 1(a)(iv)(1).

2.	Prior to making an investment in an Acquired Fund in reliance on the Rule, that, if effected, will cause an Acquiring Fund’s investment in such Acquired Fund to exceed the limits in Section 12(d)(1)(A)(i) of the 1940 Act, the Acquiring Fund shall provide sufficient advance notice to the Acquired Fund to allow the Acquired Fund’s investment adviser a reasonable period of time to make the findings required under Rule 12d1-4(b)(2)(i)(B).

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information may be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

(a)            In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)            In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)            An Acquiring Fund shall provide an Acquired Fund and Calamos Advisors LLC with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(c)            Each Acquiring Fund acknowledges that it may only rely on this Agreement to invest in an Acquired Fund identified on Schedule A of this Agreement, as may be amended from time to time.

4.	Miscellaneous.

(a)	In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(b)	In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(c)	This Agreement is made and shall be construed under the laws of the State of New York without giving effect to principles of conflict of laws.

(d)	This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e)	This Agreement may not be assigned by either party without the prior written consent of the other and may be amended only by a writing that is signed by each affected party.

(f)	This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter.

(g)	A copy of the Calamos Investment Trust Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent or shareholder of the Acquired Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Melissa Gonzalez

c/o PGIM Investments LLC

655 Broad Street

Newark, NJ 07102

Email:melissa.gonzalez@prudential.com

With a copy to:

Claudia DiGiacomo

Attn: Legal Dept.

PGIM Investments LLC

Newark, NJ 07102

Email: claudia.digiacomo@prudential.com

Calamos Investment Trust

c/o Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563

Email: LegalNotices@calamos.com.

With a copy to:

General Counsel

Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563

Email: eojala@calamos.com

6.            Term and Termination

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Calamos Investment Trust

Name of Authorized Signer		Print	Signature

Title:	Chief Distribution Officer	Robert Behan	/s/ Robert Behan

Advanced Series Trust

Name of Authorized Signer		Print	Signature

Title:	President and Principal Executive Officer	Timothy S. Cronin	/s/ Timothy Cronin

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

AST Academic Strategies Asset	Calamos Market Neutral
Allocation Portfolio	Income Fund (all classes)

AST Advanced Strategies Portfolio